Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mohawk Industries, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-219716) on Form S-3 and (No. 333-219717, No. 333-143370, No. 333-181363 and No. 333-213078) on Form S-8, of Mohawk Industries, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Mohawk Industries, Inc. Our report refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASU 2016-02, Leases, and subsequently issued additional ASUs amending this ASU (collectively ASC 842, Leases).

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2020